CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Floating InterNotes® Due April 15, 2023	$39,419,000	$5,376.75

Filed Under Rule 424(b)(2), Registration Statement No. 333-178262
Pricing Supplement No. 449 Dated Monday, August 26, 2013
(To: Prospectus Dated December 5, 2012 , as supplemented by Prospectus Supplement Dated May 17, 2013)

  The senior notes are part of a series originally issued by us in the aggregate principal amount of $261,000,000 on April 16, 2013. The senior notes offered hereby will form a single series with the previously issued notes, will have the same CUSIP number and will trade interchangeably with those notes immediately upon settlement. Upon completion of this offering, $300,419,000 aggregate principal amount of the series will be outstanding.
CUSIP Number	Selling Price	Gross Concession	Coupon Type	Initial Interest Rate	Interest Rate Basis	Index Maturity	Spread To Interest Rate Basis	Interest Reset Dates	Maximum Interest Rate	Coupon Frequency	Maturity Date	1st Coupon Date	Survivor's Option
36966TJA1	100%(1)	1.800%	Floating	1.2681% (2)	LIBOR	3 Months	plus 100bps	Jan and Apr and Jul and Oct 15th of each year commencing with the first coupon date through but excluding the maturity date	N/A	QUARTERLY	04/15/2023	10/15/2013	Yes
Redemption Information: Non-Callable
(1) Plus accrued and unpaid interest from and including July 15, 2013 to but excluding the delivery date, in the aggregate amount of $62,484.04. This pre-issuance accrued interest will be paid on October 15, 2013 to holders of the notes on the applicable record date along with interest accrued on the senior notes from the date of delivery to, but excluding, October 15, 2013.
(2) Subsequent interest rates will be established 2 London Banking Days prior to each applicable Interest Reset Date.

Investing in these notes involves risks (See "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission).

General Electric Capital Corporation
Offering Dates: Friday, August 16, 2013 through Monday, August 26, 2013
Trade Date: Monday, August 26, 2013 @12:00 PM ET
Settlement Date: Thursday, August 29, 2013
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
Day-Count Basis: Actual/360
DTC number: 0235 via RBC Dain Rauscher Inc.

Agents: BofA Merrill Lynch, Incapital, LLC, Citigroup, Morgan Stanley, UBS Investment Bank, Wells Fargo Advisors, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, Incapital Holdings LLC, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Incapital Holdings LLC at 1-312-379-3755 or Investor Communications of the issuer at 1-203-357-3950.

Legal Matters:
In the opinion of Fred A. Robustelli, as counsel to the Company, when the securities offered by this prospectus supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding of equity or law, provided that such counsel expresses no opinion as to the effect of any waiver of stay, extension or usury laws or provisions relating to indemnification, exculpation or contribution, to the extent that such provisions may be held unenforceable as contrary to federal or state securities laws, on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 1, 2011, which has been filed as Exhibit 5.1 to the Company?s registration statement on Form S-3 filed with the Securities and Exchange Commission on December 1, 2011.

* GE CAPITAL is the registered trademark of General Electric Capital Corporation.

InterNotes® is a registered trademark of Incapital Holdings, LLC. All rights reserved.
General Electric Capital Corporation GE Capital* InterNotes® Prospectus Supplement Dated May 17, 2013 to Prospectus Dated December 5, 2012